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                     January 25, 2021

       Robert Hoglund
       Senior Vice President and Chief Financial Officer
       Consolidated Edison, Inc.
       4 Irving Place
       New York, New York 10003

                                                        Re: Consolidated
Edison, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-14514

       Dear Mr. Hoglund :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Joseph Miller